                               SERVICE AGREEMENT
                        (As amended September 9, 1977)



        STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, an Illinois corporation (Auto Company), STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation and a wholly-owned second-tier subsidiary of Auto Company (Manager), and STATE FARM MUNICIPAL BOND FUND, INC., a Maryland corporation and an open-end diversified management investment company registered under the Investment Company Act of 1940 (Fund) to which Manager is investment adviser under an Investment Advisory and Management Services Agreement dated December 21, 1976 and amended September 9, 1977 agree that:



        1. Manager shall have the right to use, and Auto Company shall make available for the use of Manager, (i) such part-time services of employees of Auto Company engaged in its investment operations, and such services of administrative and other employees of Auto Company, for periods to be agreed upon by Manager and Auto Company, and (ii) such administrative, clerical, stenographic and other support services and office supplies and equipment, as may in each case be reasonably required by Manager in the performance of its obligations as investment adviser to the Fund under their Investment Advisory and Management Services Agreement and any agreements amending or superseding such agreement.



        2. Manager shall have the right to use, and Auto Company shall furnish for the use of Manager such office space as is reasonably needed by Manager in the performance of its obligations as investment adviser to the Fund.



        3. In performing services for Manager under this agreement, the employees of Auto Company may, to the full extent that they deem appropriate, have access to and utilize statistical and economic data, investment research and reports and other information prepared for or contained in the files of the Auto Company which are relevant to making investment decisions within the investment objectives of the Fund, and may make such information available to Manager; provided, that any such information prepared or obtained in connection with a private placement or other nonpublic transaction need not be made available to Manager if Auto Company deems such information confidential.



        4. Employees of Auto Company performing services for Manager pursuant hereto shall report and be responsible solely to the officers and directors of Manager or persons designated by them. Auto Company shall have no responsibility for investment recommendations and decisions of Manager based upon information or advice given or obtained by or through such Auto Company employees; provided, however, that the foregoing shall not be construed to relieve Auto Company of any liability to the Fund or its security holders to which the Auto Company would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence, in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

        5. The obligation of performance of the Investment Advisory and Management Services Agreement of Manager with the Fund is solely that of Manager, for which Auto Company assumes no responsibility except as otherwise expressly provided herein.



        6. In consideration of the services to be rendered and the facilities to be provided to Manager by Auto Company and its employees pursuant to this agreement, Manager agrees to reimburse Auto Company for such costs, direct and indirect, as may be fairly attributable to the services performed and the facilities provided for Manager. Such costs shall include, but shall not be limited to, an appropriate portion of salaries, employee benefits, general overhead expense, and supplies and equipment, and a charge in the nature of rent for the cost of space in the Auto Company offices fairly allocable to activities of Manager under its Investment Advisory and Management Services Agreement with the Fund. In the event of disagreement between Manager and Auto Company, as to a fair basis for allocating or apportioning costs, such basis shall be fixed by the independent public accountants for the Fund.



        7. This agreement shall become effective on the date hereof and shall continue in effect until December 1, 1978, and thereafter shall continue in effect from year to year if its continuance is specifically approved by (i) the vote of a majority of the outstanding voting securities of the Fund (as defined in section 2(a)(42) of the Investment Company Act of 1940 ("Act")), or (ii) the vote of a majority of the Board of Directors of the Fund, and in either case by a majority of the Directors of the Fund who are not parties to the agreement or interested persons (as defined in section 2(a)(19) of the Act) of the Fund, Auto Company or Manager, voting in person at a meeting called for such purpose; provided, however, that this agreement (a) may be terminated at any time, without the payment of any penalty, either by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Manager and to Auto Company, (b) shall terminate automatically in the event of its assignment (as defined in section 2(a)(4) of the Act), and (c) may be terminated by Manager or by Auto Company on sixty days' written notice to each other and to the Fund.



        8. This agreement may be amended at any time by mutual consent of the parties, provided that such amendment shall not become effective until it has been approved by vote of a majority of the outstanding voting securities of the Fund.



        9. Any notice under this agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties, at such addresses as such other parties may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that the address of Auto Company, that of Manager and that of the Fund for this purpose shall be One State Farm Plaza, Bloomington, Illinois 61701.

Dated: December 21, 1976

Amended September 9, 1977



                              STATE FARM INVESTMENT MANAGEMENT CORP.



                              By:    /s/ Roger Joslin
                                 ------------------------------------
                                     Vice President



                              STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY



                              By:    /s/ Robert O. Noel
                                 ------------------------------------
                                     Vice President - Operations



                              STATE FARM MUNICIPAL BOND FUND, INC.



                              By:    /s/ Edward B. Rust
                                 ------------------------------------
                                     President